BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                 SENIOR SUBORDINATED NOTE DUE DECEMBER 30, 2005

$7,200,000.00                                                 December 28, 2000
                                                             New York, New York

                     FOR VALUE RECEIVED, the undersigned, BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. (the "COMPANY"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, or registered assigns, the principal sum of SEVEN MILLION TWO HUNDRED THOUSAND DOLLARS ($7,200,000) plus the amount of Interest Accruals provided for herein on December 30, 2005, with interest (computed on the basis of a 360-day year comprised of twelve 30-day month) (a) on the unpaid balance thereof at the rate of 12.0% per annum from the date hereof, payable quarterly on the last business day of March, June, September and December in each year (each, an "Interest Payment Date"), commencing with March 30, 2001, until the principal hereof shall have become due and payable, and (b) so long as an Event of Default (as defined in the Restructuring Agreement referred to below) is continuing, on the unpaid balance thereof, and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the lesser of (a) the maximum rate permitted by applicable law or (b) the greater of (i) 2% above the rate of interest publicly approved by The Bank of New York at its prime rate or (ii) fourteen percent (14.0%). In lieu of cash, at the Company's option, upon at least five Business Days written notice to the holder hereof, interest may accrue in whole or in part on each Interest Payment Date, until and including the December 2002 Interest Payment Date, with such accruals (the "INTEREST Accruals") becoming a part of the principal sum hereof.

                     Payments of principal of and interest on this Note are to be made at the main office of The Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

                     This Note (this "NOTE") is issued pursuant to a Subordinated Note Restructuring Agreement, dated as of December 28, 2000 (as such agreement is amended, supplemented, restated or otherwise modified from time to time, the "AGREEMENT"), between the Company and The Prudential Insurance Company of America, and is entitled to the benefits thereof. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Restructuring Agreement.

                     This Note is a registered Note and, as provided in the Restructuring Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note of like tenor for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due



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presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

                     This Note is subject to Section 3.3 of the Restructuring Agreement (Company Call Option), and optional prepayment, in whole or from time to time in part, on the terms specified in the Restructuring Agreement.

                     If an Event of Default, as defined in the Restructuring Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Restructuring Agreement.

                     The Company, and the purchaser and the registered holder of this Note specifically intend and agree to limit contractually the amount of interest payable under this Note to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Note shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate permitted to be charged under applicable law, and neither the Company nor any other party liable or to become liable hereunder shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of Section 12.16 of the Restructuring Agreement shall control over any contrary provision of this Note.

                     THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE.


                               BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                               By: /s/ Larry H. Ramming
                                   ------------------------------------------
                                   Name: Larry H. Ramming
                                   Title: Chairman




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